EXHIBIT 10.25

SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY  AGREEMENT (“Second Amendment”) is made and entered into as of this 21st day of March, 2005 by and among CENTENNIAL SPECIALTY FOODS CORPORATION, a Delaware corporation, and STOKES CANNING COMPANY, a Colorado corporation (collectively, the “Borrower”), and HEARTLAND BANK, a federal savings bank (“Lender”).

WITNESSETH:

WHEREAS, pursuant to that certain Loan and Security Agreement dated as of March 15, 2004, by and between Borrower and Lender, and Amendment No. 1 thereto dated March 26, 2004 (as amended, the “Credit Agreement”), Lender has made a Loan available to Borrower in an aggregate principal amount not to exceed $5,000,000.00; and

WHEREAS, pursuant to the terms of the Credit Agreement, the Borrower executed a Revolving Credit Note; and

WHEREAS, the Borrower has proposed certain modifications of the provisions contained in the Credit Agreement, and Lender is willing to agree to same on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

2.             Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

a.         The definition of “Revolving Credit Facility” at Section 1.1 of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:

“Revolving Credit Facility” means the facility for the Revolving Credit Loans in the principal sum of $4,000,000, provided, however, that in the event the Borrower complies with the covenants at Section 10.1(a) and 10.1(b) hereof for two consecutive fiscal quarters of Borrower (and irrespective of whether the covenant compliance period for either covenant has commenced pursuant to the time periods expressed in Section 10.1(a) and 10.1(b) hereof), the said principal sum shall be $5,000,000.

b.         Section 10.1(a) of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:

“(a)   Minimum Consolidated Net Worth.  As of the last day of each fiscal quarter of Borrower commencing with the fiscal quarter of Borrower ending March 31, 2004 and continuing to the fiscal quarter of Borrower ending December 31, 2004, permit the sum of Borrowers’ Consolidated Net Worth to be less than $6,700,000; from and after January 1, 2005, and as of any date, permit the sum of Borrowers’ Consolidated Net Worth to be less than $6,400,000.”

c.         Section 10.1(b) of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:

“(b)  Minimum Debt Service Coverage Ratio.  As of the last day of each fiscal quarter of Borrower commencing with the fiscal quarter of Borrower ending December 31, 2005, permit the consolidated Debt Service Coverage Ratio, measured for each fiscal quarter, to be less than 1.5:1.0.  The measurement of such Ratio for each fiscal quarter will be for the immediately preceding four fiscal quarters; provided, however, that the foregoing financial covenant will be applicable only upon and after the end of the first fiscal quarter the total outstanding principal balance of all Loans is greater than $3,000,000.

d.         Section 10.6 of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:

“Section 10.6            Restricted Distributions and Payments.  Declare or make any Restricted Distribution or Restricted Payment, unless at the time of each such Restricted Distribution or Restricted Payment and after giving effect thereto, the Borrowers’ Consolidated Net Worth is greater than $7,000,000 and no Default or Event of Default exists or would result therefrom (including, without limitation, a Default in compliance with the financial covenants in Section 10.1 computed as of the date of such transaction).  In the event under the foregoing sentence the declaration or making of such Distributions or Payments is permissible, such declaration and payments may be made in any one fiscal year of Borrower only to the extent of 50% of the Net Income of Borrower for that fiscal year.”

e.         Exhibit D to the Credit Agreement is hereby deleted in its entirety and is hereby replaced with Exhibit D attached and made a part hereof.

3.             Conditions to Effectiveness.  This Second Amendment shall become effective when and only when the Lender shall have received (i) this Second Amendment duly executed by the Borrower, (ii) the payment to Lender of an amendment fee of $2,500, (iii) payment of all outstanding legal fees and costs of Lender, including those incurred in connection with this Second Amendment, and (iv) such other certificates, instruments, documents and agreements as may be required by Lender or its counsel, each of which shall be in form and substance satisfactory to Lender and its counsel.

4.             Representations and Warranties.  The Borrower hereby represents and warrants as follows:

a.         This Second Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms.

b.         Upon the effectiveness of this Second Amendment, the Borrower hereby reaffirms all covenants, representations and warranties made in the Credit Agreement to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Second Amendment.

c.         No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Second Amendment.

d.         The Obligors have no defense, counterclaim or offset with respect to the Credit Agreement or any of the other Loan Documents.

5.         Effect on the Loan Documents.

a.         Upon the effectiveness of this Second Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby.

b.         Except as specifically amended herein, the Credit Agreement, the Loan Documents, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

c.         The execution, delivery and effectiveness of this Second Amendment shall not operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

Governing Law.  This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Missouri.

Headings.  Section headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.

Counterparts.  This Second Amendment may be executed by the parties hereto in one or more counterparts, each of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, this Second Amendment has been duly executed as of the day and year first written above.

HEARTLAND BANK, Lender

By:	/s/ Ted Kraizer
Name:	Ted Kraizer
Title:	Vice President

CENTENNIAL SPECIALTY FOODS CORPORATION, Borrower

By:	/s/ Jeffrey R. Nieder
Name:	Jeffrey R. Nieder
Title:	Chief Executive Officer

STOKES CANNING COMPANY, Borrower

By:	/s/ Jeffrey R. Nieder
Name:	Jeffrey R. Nieder
Title:	President

EXHIBIT D

BORROWING BASE CERTIFICATE

This Borrowing Base Certificate is delivered pursuant to Section 7.13(c) of that certain Loan and Security Agreement dated as of March 15, 2004, by and among Centennial Specialty Foods Corporation, a Delaware corporation and Stokes Canning Company, a Colorado corporation (the “Borrowers”) and Heartland Bank (“Lender”), as the same may from time to time be amended, modified, extended, renewed or restated (the “Credit Agreement”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

Borrowers hereby represent and warrant to the Lender that the following information is true, correct and complete in all material respects as of                     , 20     :

1.	Eligible Accounts of Borrowers	$

2.	75% of Item 1	$

3.	Eligible Inventory of Borrowers	$

4.	50% of Item 3	$

5.	Lesser of (i) $4,000,000 and (ii) 70% of the current Appraised Value of the Real Estate	$

6.	Borrowing Base [Sum of Item 2 plus Item 4 plus item 5]	$

7.

Total Revolving Credit Facility: $4,000,000, unless the Minimum Net Worth and Debt Service Coverage Ratio covenants at Section 10.1 of the Credit Agreement have been complied with for two consecutive fiscal quarters, in which event the amount is $5,000,000

$

8.	Borrowers’ Maximum Revolving Credit Availability (Lesser of Item 6 or Item 7)	$

9.	Aggregate principal amount of outstanding Revolving Credit Loans	$

10.	Unused Revolving Credit Availability [Item 8 minus Item 9] [Negative amount requires immediate mandatory repayment]	$

If Item 10 above is negative, this Certificate is accompanied by the mandatory repayment required by Section 2.3 of the Credit Agreement.

This Borrowing Base Certificate is dated the                     day of                     , 20     .

CENTENNIAL SPECIALTY FOODS CORPORATION

By:
Title:

STOKES CANNING COMPANY

By:
Title:

Schedule to Borrowing Base Certificate

Ineligible Accounts:

a.	Accounts which remain unpaid for more than 90 days after invoice date or more than 60 days after due date.	$
b.	20% Cross Aging	$
c.	Affiliate Accounts	$
d.	Conditional Sale, Bill and Hold Accounts	$
e.	Foreign Accounts	$
f.	Government Accounts	$
g.	Offsets or liabilities to Account Debtor	$
h.	Pre-Billing	$
i.	Accounts not timely invoiced	$
j.	Bill and Hold	$
k.	Cash on Delivery Accounts	$
l.	Consignment Sales	$
m.	Other as Agent determines ineligible	$
n.	Accounts in excess of credit limit	$
o.	Disputed Accounts	$
p.	Accounts not subject to perfected security interest	$
q.	Bankrupt Accounts	$
r.	Unapplied Cash	$
s.	TOTAL	$